Exhibit 99.1

FOR IMMEDIATE RELEASE                                April 16, 2003
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For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO

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                            MAVERICK TUBE CORPORATION
                       Reports First Quarter 2003 Results

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     St.  Louis,  April  16,  2003 ----  Maverick  Tube  Corporation  (NYSE:MVK)
announced today its results for the quarter ended March 31, 2003. The Company reported net income of $242,000, or $0.01 per diluted share, for the quarter, compared to net income of $2.4 million, or $0.07 per diluted share for the quarter ended March 31, 2002. Included in the net income of $2.4 million was $518,000 in gain from disposal of discontinued operations. Net sales were $219.4 million, for the quarter ended March 31, 2003, compared to net sales of $103.9 million for the same quarter ended March 31, 2002.

     Total tons of the Company's U.S. energy related products shipped during the first quarter increased 65.8%, compared to the first quarter of 2002. The increase occurred due to higher market share of both OCTG and line pipe and reduced competition from inventory reductions and an increase in the U.S. drilling rates of 10% during the quarter compared to the first quarter of 2002. Energy shipments in Canada also increased 52.5% during the first quarter, with drilling levels increasing 31% from a year ago. First quarter shipments of the Company's coiled tubing were 4,194 tons, which are incremental to the current year due to recent acquisitions. First quarter shipments of the Company's industrial products increased by 122.6% compared to the first quarter of 2002. Without consideration of the recent acquisition, industrial product shipments were 17.0% lower.

     Gregg Eisenberg, President and CEO said, "The rig count moved ahead by 6% in the U.S. and by 75% in Canada since last quarter. Competition from imports was steady and inventory reductions slowed signficantly, allowing domestic shipments to rise about 25%. Despite the significant increase in volumes in our energy business, operations remained near break even levels, due to very tight spreads over our raw material costs. In addition, we experienced approximately $1.7 million ($1.1 million after tax or $0.03 per diluted share) in extra costs associated with integrating recent acquisitions into our business during the quarter. Were it not for these costs, operating results would have been about in line with last year."

     Mr. Eisenberg went on to say, "The macro factors that affect our business moved strongly into our favor during the last quarter. Oil and gas prices remain very high, and rig count levels have moved ahead faster than expected. This has enabled us to begin increasing our U.S. OCTG selling prices by over 10%. While the full impact of this price increase will take the better part of two quarters to fully move through our backlogs, it should help our profitability later in the year. In addition, we expect the recent reduction of steel prices to be reflected in our cost of goods sold over the next two quarters with the balance of the benefit largely in place by the third quarter. Lastly, the run-off of higher inventory costs this quarter in connection with recent acquisitions should enhance future profitability. These factors suggest to us a healthier and more profitable business environment for the remainder of this year."


     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2002.

                               - table attached -

                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   For the First Quarter Ended March 31, 2003
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)
                                                           First Quarter
                                                        2003             2002
                                                  ------------------------------

Average U.S. Rig Count                                     901              818
Canadian Rig Count                                         494              377
Tons shipped                                           326,671          184,483
Net sales (1)                                         $219,438         $103,923
Gross profit                                            14,909           11,627
Restructuring costs (2)                                     --              369
Income from operations                                   2,596            4,082
Income from continuing operations
  before income taxes                                      361            3,121
Income from continuing operations (1)                      242            1,839
Gain from disposal of discontinued operations (3)           --              518
Net income                                                $242           $2,357

Basic earnings per share from continuing
  operations                                             $0.01            $0.06

Basic earnings per share                                 $0.01            $0.07
Diluted earnings per share from continuing
  operations                                             $0.01            $0.05

Diluted earnings per share                               $0.01            $0.07

Weighted average number of shares
   deemed outstanding                                   41,561           33,526

Working capital                                       $197,988         $135,225
Property, plant and equipment                          183,926          164,869
Goodwill (4) (5) & (6)                                 109,117           41,282
Total assets                                           613,838          410,862

Long-term debt                                        $137,390          $91,641
Stockholders' equity                                   353,293          257,269

Depreciation and amortization                           $5,375           $4,759


(1) Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. The Company reclassified freight revenue previously classified in cost of goods sold to net sales for all periods presented. In addition, the Company adopted Statement of Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections." Accordingly, the Company reclassified the previously recognized extraordinary item from the early extinguishment of debt into continuing operations.

(2) During the fourth quarter of fiscal 2001, the Company decided to close the Longview, Washington facility and relocate most of that facility's production equipment to Hickman, Arkansas. During the first quarter of fiscal 2002, the Company incurred additional costs related to the closing of the facility of $681,000 and reversed $312,000 of the initial accrual primarily as a result of a decision to retain certain employees.

(3) On March 29, 2002, the Company completed the sale of its DOM assets for $8.1 million, consisting of cash in the amount of $1.3 million and the buyer's nine year secured promissory note for the balance. The Company guaranteed the $1.5 million asset-based line of credit of the buyer. In connection with the guarantee, the Company was granted liens and appropriate subrogation rights in the assets conveyed to the buyer. The Company recorded a $518,000 after-tax gain from discontinued operations.

(4) On February 28, 2003, the Company acquired SeaCAT Corporation. The results of SeaCAT's operations have been included in the consolidated financial statements since that date. SeaCAT is a supplier of specialized coiled tubing products for use in umbilicals that are used to control and service subsea oil and gas production facilities.

     The aggregate purchase price for SeaCAT was $21.8 million, consisting of $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock valued at $12.8 million. The value of the 733,676 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition. The purchase price could be increased by up to an additional $750,000 if SeaCAT achieves certain performance targets through 2005.

     The cost to acquire SeaCAT has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The identification of intangible assets is subject to adjustment as additional information becomes available. The preliminary allocation resulted in acquired goodwill of $14.5 million.

(5) On December 31, 2002, the Company acquired the assets and certain liabilities of the tubular division of The LTV Corporation for $120.3 million. The results of the tubular division's operations have been included in the consolidated financial statements since that date. The tubular division principally produces and sells a full line of electrical conduit, line pipe and standard pipe products for the U.S. market.

     The costs to acquire the tubular division has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final fixed asset appraisals, identification of intangible assets and the exit costs associated with the Company's rationalization plans are subject to adjustment as additional information become available. The preliminary allocation resulted in acquired goodwill of $51.4 million.

(6) On March 29, 2002, the Company acquired 100% of the outstanding stock of Precision Tube Holding Corporation. The results of Precision's operations have been included in the consolidated financial statements since that date. Precision is a supplier of coiled tubing products for use in down-hole well servicing and line pipe applications.

     The aggregate purchase price for the Precision Tube stock was $63.0 million, consisting of $60.7 million in cash (which amount includes an upward adjustment to reflect the cash on hand as of the closing date) and 200,000 shares of Maverick common stock valued at $2.3 million. The value of the 200,000 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

4/16/03